UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
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Date of report (date of earliest event reported): March 27, 2014 (March 25, 2014)
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MERCK & CO., INC.
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation or organization)	1-6571 (Commission file number)	22-1918501 (I.R.S. Employer Identification No.)
One Merck Drive, P.O. Box 100, Whitehouse Station, NJ (Address of principal executive offices)	08889 (Zip code)

Registrant’s telephone number, including area code: (908) 423-1000

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)
On March 25, 2014, Peter N. Kellogg, the Executive Vice President and Chief Financial Officer of Merck & Co., Inc. (the “Company”) and the Company mutually agreed that, effective as of April 23, 2014, Mr. Kellogg’s term as the Company’s Chief Financial Officer would end after seven years of service and significant contributions to the Company. To support the Company’s business needs and to facilitate a smooth transition, the Compensation and Benefits Committee of the Board and Mr. Kellogg agreed that he would remain with the Company until May 16, 2014. They also agreed to extend the severance terms of Mr. Kellogg’s June 18, 2007 offer letter which provides for a lump sum severance payment equal to 18 months of base salary, contingent upon his execution of an agreement containing a general waiver and release of claims against the Company and other terms and conditions.

(c)
On March 25, 2014, the Board of Directors of the Company appointed Robert M. Davis to succeed Mr. Kellogg as Executive Vice President and Chief Financial Officer, effective as of April 23, 2014 making him the Company’s principal financial officer.

Prior to starting his employment with the Company, Mr. Davis, who is 47 years old, served as Corporate Vice President and President, Medical Products of Baxter International, Inc. (“Baxter”), a healthcare company, a position he had held since October 2010. In that position, Mr. Davis was responsible for all aspects of commercial, R&D, quality, regulatory, manufacturing and supply chain functions. Prior to that position, Mr. Davis served as Corporate Vice President and President, Renal Division of Baxter in 2010 and had previously served as Baxter’s Corporate Vice President and Chief Financial Officer from 2006 to 2010.

Pursuant to the Company’s offer letter dated March 17, 2014 (the “Offer Letter”), Mr. Davis will be provided with the following:

•	Annual Base Salary of $950,000, subject to annual review by the Compensation and Benefits Committee of the Company’s Board of Directors;

•	Eligibility to participate in the Company’s Executive Incentive Plan with a target bonus for the 2014 performance year of 95% of his Annual Base Salary;

•	Eligibility to receive an annual equity-based grant beginning in 2014 pursuant to the Company’s Long-Term Incentive Program with a target value of $3,500,000;

•
Sign-On Bonus of $5,000,000 payable in three installments, where (i) $2,500,000 is payable on the first regularly scheduled paycheck following his start date, (ii) $1,250,000 is payable on the first anniversary of his start date, and (iii) $1,250,000 is payable on the second anniversary of his start date. Mr. Davis’s right to receive and retain each payment is conditioned on his continued employment for 24 months after his start date (the “Sign-On Bonus Period”). However, if Mr. Davis’s employment is terminated during the Sign-On Bonus Period by the Company for reasons other than Cause or as the result of his death or disability, then he would be entitled to retain the portion of his Sign-On Bonus which has already been paid. If his employment is terminated by the Company for reasons other than Cause before an installment due date, then the installments will remain payable in accordance with the original payment schedule;

•
A grant of Restricted Stock Units (“RSUs”) valued at approximately $5,000,000 to be made on the first quarterly grant date immediately following his start date. The RSUs will fully vest on the third anniversary of his start date. The RSUs also vest on the last date of employment if Mr. Davis’s employment is involuntarily terminated by the Company other than for cause;

•
Eligibility to receive a cash payment of $2,000,000 within 90 days of the termination of his employment at the Company other than for cause, provided that the termination occurs on or after the tenth anniversary of his employment start date and he has experienced no breaks in service with the Company. This payment is intended to compensate Mr. Davis for pension benefits he will forgo upon leaving Baxter.

•	Reimbursement for certain expenses associated with Mr. Davis’s move of his residence in accordance with the Company’s Relocation Program; and

•	Participation in other benefit plans in accordance with the Company’s practices for other executives of a similar level, including participation in the Company’s Change in Control Plan.

More than 70% of Mr. Davis's Sign-On Bonus and RSU grant value described above is to compensate him for equity grants that he will forfeit upon leaving Baxter.

The foregoing summary of the offer is qualified in its entirety by reference to the text of the Offer Letter, a copy of which is filed as an exhibit to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1 March 17, 2014 Offer Letter from the Company to Robert M. Davis

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2014
Merck & Co., Inc.

By:	/s/ Katie E. Fedosz
	Name:	Katie E. Fedosz
	Title:	Senior Assistant Secretary

Exhibit Index

Exhibit No.	Description
10.1	March 17, 2014 Offer Letter from the Company to Robert M. Davis